Exhibit 99.1

FOR IMMEDIATE RELEASE

Cogent Public Relations Contacts:
For Cogent:	Jeff Henriksen	On Behalf of Cogent:	Stephen Moore
	+ 1 (202) 550-5493		+ 1 (828) 645-4846
	jhenriksen@cogentco.com		stephen_moore@interprosepr.com

Cogent Acquires the Assets of Aleron Broadband

Cogent Gets Customers, Network, Employees, and Working Capital

[Washington, D.C., October 25, 2004] - Cogent Communications Group, Inc. (AMEX: COI), the fast growing, next generation optical Internet service provider, announced today that it has acquired the assets of Aleron Broadband Services, formally known as AGIS Internet, including its customer base and network.  As part of Cogent’s sixth acquisition of the year, Cogent will retain all 25 Aleron employees nationwide and will relocate Aleron offices from Virginia to Cogent’s Georgetown headquarters.

Through the acquisition, Cogent has also received over $18 million in cash to be used for a variety of purposes including network expansion, marketing and sales activities in the U.S. and abroad, and the potential acquisition of additional assets. Ken Peterson of Columbia Ventures Corporation will join Cogent’s board as a result of the transaction. Further details were not disclosed.

“By acquiring assets at cents on the dollar, Cogent continues to add a significant number of customers and large amounts of traffic to our network,” said Dave Schaeffer, CEO of Cogent Communications.  Schaeffer added, “Cogent has reached critical scale through a rapid acquisition strategy that continues to increase our network efficiency and allows us to remain competitive in a consolidating marketplace.”

Cogent has now acquired three of the original generation of Internet service providers (ISPs) including PSINet, NetRail, and Aleron (AGIS Internet).  While these first generation ISPs made great contributions to the rapid growth and success of the Internet, their business models and networks could not keep pace with technology and market demands.  Cogent built the very first all-optical, next generation network in 2000.  This technology has enabled Cogent to offer high quality bandwidth at pricing well below the competition.  Adding the strategically acquired assets of ISPs to Cogent’s innovative network and business model has further fueled its growth over the past five years, which recently culminated in Cogent’s first-place ranking in the Washington Business Journal’s 2004 fastest growing companies list.

About Cogent Communications

Cogent is a facilities-based provider of low-cost, high-speed Internet access and Internet Protocol, or IP, connectivity in North America and Europe. Cogent Communications’ global headquarters is located at 1015 31st Street, NW, Washington, D.C. 20007.

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Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future.  These forward-looking statements involve risks and uncertainties.  All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement.  The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations.  Numerous factors could cause or contribute to such differences.  Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

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